As filed with the Securities and Exchange Commission on September 3, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEPPCO PARTNERS, L.P.
and the subsidiaries identified below in the Table of Subsidiary Registrants
(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0291058
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(713) 381-3636
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patricia A. Totten
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(713) 381-3636
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul F. Perea
Baker Botts L.L.P.
One Shell Plaza, 910 Louisiana Street
Houston, Texas 77002
(713) 229-1234

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Amount to be Registered/Proposed
Maximum Offering Price per
	Unit/Proposed Maximum Aggregate	Amount of
Title of Each Class of Securities to be Registered	Offering Price(1)	Registration Fee(2)
Units representing limited partner interests
Debt Securities
Guarantees of Debt Securities(3)

(1)	An indeterminate initial offering price, principal amount or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are being registered that are issued in exchange for, or upon conversion or exercise of, the debt securities being registered hereunder.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrants are deferring payment of the registration fee, except for $14,936 that has already been paid with respect to $2,000,000,000 aggregate initial offering price of securities that were previously registered pursuant to registration statement no. 333-110207 and were not sold thereunder. Pursuant to Rule 457(p), such unutilized filing fee may be applied to the filing fees payable with respect to this registration statement.

(3)	The subsidiaries listed in the table below may fully and unconditionally guarantee the debt securities being registered. In accordance with Rule 457(n), no separate registration fee is payable with respect to the guarantees of the debt securities being registered.
TABLE OF SUBSIDIARY REGISTRANTS

State of Other
	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Exact Name of Additional Registrant as Specified in its Charter(1)	Organization	Number

TE Products Pipeline Company, LLC	Texas	26-0431046
TCTM, L.P.	Delaware	76-0595522
TEPPCO Midstream Companies, LLC	Texas	26-0431134
Val Verde Gas Gathering Company, L.P.	Delaware	48-1260511

(1)	The address of each subsidiary registrant is 1100 Louisiana Street, Suite 1600, Houston, Texas 77002.

PROSPECTUS

TEPPCO Partners, L.P.

Units Representing Limited Partner Interests

Debt Securities

We may offer an unlimited number and amount of the following securities under this prospectus:

•	units representing limited partner interests in TEPPCO Partners, L.P.; and

•	debt securities of TEPPCO Partners, L.P., which may be fully and unconditionally guaranteed by its subsidiaries, TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on an immediate, continuous or delayed basis.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our units are listed on the New York Stock Exchange under the trading symbol “TPP.”

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” referenced on page 3 for a discussion of important risks you should consider before investing on our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is September 3, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may offer from time to time an unlimited number and amount of our securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. If information varies between this prospectus (or the information incorporated by reference herein) and an accompanying prospectus supplement, you should rely on the information in the prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement or “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any free writing prospectus that we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than the respective dates of these documents. Our business, financial condition, results of operations and prospects may have changed since these dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or an accompanying prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Unless the context requires otherwise or unless otherwise noted, “our,” “we,” “us” and “TEPPCO Partners,” as used in the descriptions of securities in this prospectus, refer to TEPPCO Partners, L.P. and not its subsidiaries or affiliates, and as otherwise used in this prospectus, refer to TEPPCO Partners, L.P., together with its subsidiaries and unconsolidated joint ventures.

OUR COMPANY

We are a publicly traded Delaware limited partnership formed in 1990. We are a diversified energy logistics company with operations that span much of the continental United States. We own and operate an extensive network of assets that effectuate or facilitate the movement, marketing, gathering and storage of various commodities and end products, including refined petroleum products, natural gas, natural gas liquids, or NGLs, liquefied petroleum gases, or LPGs, condensate, petrochemicals, specialty chemicals, crude oil, asphalt, heavy fuel oil and other energy-related products. Our assets include numerous pipelines, storage facilities, terminals, natural gas gathering and processing systems, tow boats and tank barges.

Our general partner, Texas Eastern Products Pipeline Company, LLC, is wholly owned by Enterprise GP Holdings L.P., a partnership the common units of which are traded on the New York Stock Exchange. Dan L. Duncan and certain of his affiliates, including Enterprise GP Holdings and Dan Duncan LLC, control us, our general partner and Enterprise Products Partners L.P. and its affiliates, including Duncan Energy Partners L.P. Dan Duncan LLC is a privately held company controlled by Mr. Duncan. The common units of Enterprise Products Partners and Duncan Energy Partners are traded on the New York Stock Exchange.

TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P., which are wholly-owned subsidiaries of ours and sometimes referred to in this prospectus as “subsidiary registrants,” may fully, unconditionally, jointly and severally guarantee any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

Our principal executive offices are located at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002, and our telephone number is (713) 381-3636.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and those that may be included in the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general partnership purposes, such as working capital requirements, capital expenditures, investments in subsidiaries or joint ventures, the retirement or refinancing of debt and the repurchase or redemption of securities. The applicable prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and the timing of the application of the net proceeds will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term debt.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges of TEPPCO Partners and its subsidiaries for each of the periods indicated is as follows:

									Six Months Ended
Twelve Months Ended December 31,									June 30,
2003	2004		2005		2006		2007		2008

2.37x	2.93	x	2.81	x	3.07	x	3.04	x	2.67x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

In this Description of Debt Securities, references to “us,” “we,” “our,” “TEPPCO Partners” or the “partnership” are to TEPPCO Partners, L.P. and not our subsidiaries or affiliates.

We may issue senior debt securities and subordinated debt securities under this prospectus. We will issue senior debt securities under an indenture to be entered into among us, as issuer, the subsidiary registrants and The Bank of New York Mellon Trust Company, N.A., as trustee. We will issue subordinated debt securities under an indenture dated as of May 14, 2007, by and among us, as issuer, the subsidiary registrants and The Bank of New York Trust Company, N.A. (n/k/a The Bank of New York Mellon Trust Company, N.A.), as trustee. References to the “indenture” or “indentures” in this description are to either or both the senior indenture and the subordinated indenture under which we issue a series of debt securities, as the case may be.

The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. As used in this description of debt securities, the term “subsidiary guarantors” means the subsidiary registrants that guarantee any such series of debt securities.

We have summarized the provisions of the indentures, the debt securities and the guarantees below. Since this description is only intended to provide an overview, you should refer to the indentures for more information regarding our obligations, your rights and other provisions that may be important to you. We have filed the indentures (or a form thereof) with the SEC as exhibits to the registration statement of which this prospectus forms a part, and we will include any other instrument establishing the terms of debt securities we may offer as an exhibit to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of the subsidiary guarantors if they are guaranteed by the subsidiary guarantors; and

•	may be subordinated to our senior indebtedness and that of the subsidiary guarantors.

The indenture does not limit the total amount of debt securities that we may issue and does not limit the amount of other indebtedness we may incur or other securities we may issue. We may issue debt securities under the indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either a supplemental indenture or a resolution of the board of directors of our general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates and record dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the subsidiary guarantors;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any terms for the conversion or exchange of debt securities for other securities;

•	any changes to or additional events of default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions for subordinated debt securities; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates.

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more subsidiary guarantors. If a series of debt securities are so guaranteed, the subsidiary guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the subsidiary guarantors.

The obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the subsidiary guarantor; and

•	any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

The guarantee of any subsidiary guarantor may be released under certain circumstances. If no default has occurred and is continuing under the indenture, and to the extent not otherwise prohibited by the indenture, a subsidiary guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;

•	automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the subsidiary guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.

If a series of debt securities is guaranteed by the subsidiary guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the subsidiary guarantors will be subordinated to the Senior Indebtedness of the subsidiary guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “— Subordination.”

Form, Exchange, Registration and Transfer

The debt securities will be issued in registered form. The registered holder of a debt security will be treated as the owner of it for all purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable upon transfer or exchange of notes. We are not required to issue, register the transfer of or exchange any debt securities for a period of 15 days before any mailing of notice of redemption of debt securities of that series or to register the transfer or exchange of any debt securities selected for redemption.

Holders may present debt securities for registration of transfer at the corporate trust office of the trustee or any alternative place of payment we may designate. The security registrar will effect the transfer or exchange if its requirements and the requirements of the indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges of debt securities in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments of principal of, premium, if any, and interest on the debt securities will be made in U.S. dollars. Payment of interest on the debt securities will be made at the office of the trustee or, at our option, by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder (such as a depositary holding a global security) by wire transfer to an account designated by the holder. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in Houston, Texas, New York, New York or a place of payment on the debt securities of that series is authorized by law, regulation or executive order to remain closed.

Subject to any applicable abandoned property laws, the trustee and paying agent will pay to us upon request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment.

Merger, Amalgamation, Consolidation and Sale of Assets

The indenture generally does not prohibit consolidations or mergers involving us or the subsidiary guarantors or the sale or other disposition of all or substantially all of our assets or those of a subsidiary guarantor. However, the indenture provides that we may not merge, amalgamate or consolidate with or into any other person or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions unless:

•	we are the surviving entity, or the surviving entity or transferee:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes by supplemental indenture, satisfactory to the trustee, all the obligations under the indenture and the debt securities under the base indenture to be performed or observed by us;

•	immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing;

•	if we are not the surviving entity, each subsidiary guarantor, unless such subsidiary guarantor is the person with which we have consummated a transaction under this provision, shall have confirmed that its guarantee shall continue to apply to the obligations under the debt securities and the indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation or disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the indenture.

Thereafter, the surviving entity may exercise our rights and powers under the indenture, in our name or in its own name. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture.

Certain Covenants

Reports

The indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Exchange Act, deliver to the trustee, within 15 days after we file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•	if we are required to furnish annual or quarterly reports to our equity holders pursuant to the Exchange Act, deliver to the trustee any annual report or other reports sent to our equity holders generally.

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default; Remedies and Notice

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, each of the following will be an event of default under the indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us or, if the series of debt securities is guaranteed by the subsidiary guarantors, by a subsidiary guarantor, to comply with the other covenants or agreements contained in the indenture, any supplemental indenture or any board resolution authorizing the issuance of that series continuing for a period of 60 days after notice to us, or if applicable, the subsidiary guarantor, by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the subsidiary guarantors, of the subsidiary guarantors; or

•	if the series of debt securities is guaranteed by the subsidiary guarantors:

•	any of the guarantees by the subsidiary guarantors ceases to be in full force and effect, except as otherwise provided in the indenture;

•	any of the guarantees by the subsidiary guarantors is declared null and void in a judicial proceeding; or

•	any subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

Exercise of Remedies

If an event of default, other than an event of default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by written notice to us, declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind a declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing events of default with respect to debt securities of that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	such holder has previously given the trustee written notice that an event of default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested in writing that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against costs, liabilities and expenses;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unjustly prejudicial to the rights of any other holder; or

•	would involve the trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an event of default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

If an event of default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the indenture without the consent of any holder of debt securities to:

•	evidence the assumption by a successor of our obligations under the indenture;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities, provided that such action does not adversely affect the interests of the holders in any material respect;

•	comply with the guarantee provisions of the indenture, including to reflect the release of any subsidiary guarantor in accordance with such provisions;

•	add subsidiary guarantors with respect to the debt securities or to secure the debt securities;

•	make any change that does not adversely affect the rights of any holder under the indenture;

•	evidence and provide for a successor or separate trustee; or

•	establish the form or terms of a series of debt securities as permitted by the indenture.

In addition, we may amend the indenture if the holders of at least a majority in principal amount of outstanding debt securities of each series that would be affected consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in currency other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	except as provided in the indenture, release a subsidiary guarantor or modify such subsidiary guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring the consent of holders of debt securities under the indenture becomes effective, we are required to mail to all holders of each affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of that series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

•	compliance by us or a subsidiary guarantor with certain restrictive covenants or provisions of the indenture; and

•	any past default under the indenture, subject to certain rights of the trustee under the indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance and Discharge

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the indenture, which we call a “legal defeasance.” At any time we may also effect a “covenant defeasance,” which means we have elected to terminate obligations under:

•	covenants of ours or, if applicable, any subsidiary guarantors, applicable to a series of debt securities, other than obligations to pay principal, premium, if any, or interest and covenants for which a default is otherwise specifically dealt with as an event of default;

•	the bankruptcy provisions with respect to the subsidiary guarantors, if any; and

•	the guarantee provision described in the sixth bullet point under “Events of Default; Remedies and Notice — Events of Default” above with respect to a series of debt securities.

If we exercise our legal defeasance option or our covenant defeasance option with respect to debt securities of a particular series, any subsidiary guarantee of that series will terminate and be automatically released and discharged, and any security that may have been granted in respect of such series shall be automatically released.

If we decide to make a legal defeasance or a covenant defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain a registrar and paying agent in respect of the debt securities;

•	to furnish the trustee with information as to the names and addresses of the holders; or

•	to compensate, reimburse and indemnify the trustee.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default specified in the fourth, fifth (with respect only to a subsidiary guarantor (if any)) or sixth bullet points under “— Events of Default; Remedies and Notice — Events of Default” above or an event of default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal of, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange notes of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner

Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

•	any of our obligations or the obligations of the subsidiary guarantors under the debt securities, the indenture or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy and unenforceable.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all obligations created or assumed by us (or, if applicable to any series of outstanding debt securities, the subsidiary guarantors) for the repayment of borrowed money, and any guarantee therefor, whether currently outstanding or issued in the future, unless, by the terms of the instrument creating or ending such obligation it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if applicable, the guarantee of any subsidiary guarantor), or to the obligations which are pari passu with or subordinated to the debt securities. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the subordinated indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any subsidiary guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, a subsidiary guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the subsidiary guarantors’ assets, to creditors:

•	upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the subsidiary guarantors; or

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the subsidiary guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive limited partnership units and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities or discharge of the subordinated indenture with respect to subordinated debt securities of any series; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other indebtedness for borrowed money that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we and, if applicable to any series of outstanding debt securities, the subsidiary guarantors may not make any payments with respect to the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness shall have accelerated the maturity of the Designated Senior Indebtedness, we and, if applicable to any series of outstanding debt securities, the subsidiary guarantors may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book-Entry System

Unless we provide otherwise in a prospectus supplement, we will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of Depository Trust Company, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

Neither we nor the subsidiary guarantors nor the trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of, or for any action taken or failure to act by, DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

If an event of default occurs and is not cured under the indenture and is known to the trustee, the trustee shall exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.

Governing Law

The indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE UNITS

In this Description of the Units, as well as “Cash Distribution Policy” and “Our Partnership Agreement,” references to “us,” “we,” “ours,” “TEPPCO Partners” or the “partnership” are to TEPPCO Partners, L.P. and not our subsidiaries or affiliates.

Our units represent limited partner interests in us that entitle the holders thereof to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of units and our general partner in and to partnership distributions, please read “Cash Distribution Policy.” For a general discussion of the expected federal income tax consequences of owning and disposing of units, please read “Material Tax Consequences.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Our units are listed for trading on the New York Stock Exchange under the symbol “TPP.”

We have summarized certain provisions of our partnership agreement below in this section and in “Cash Distribution Policy,” “Our Partnership Agreement” and “Material Tax Consequences.” Since these descriptions are only intended to provide an overview, you should refer to our partnership agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, for more information regarding our obligations, your rights and other provisions that may be important to you.

Transfer Agent and Registrar

Duties.  Our partnership agreement provides that the transfer agent for the units shall be such bank, trust company or other person (including, without limitation, our general partner or one of its affiliates) as shall be appointed from time to time by us to act as registrar and transfer agent for the units. As of the date of this prospectus, BNY Mellon Shareowner Services serves as registrar and transfer agent for the units. We pay all fees charged by the transfer agent for transfers of units except the following, which unitholders may be required to pay:

•	sums sufficient to cover any tax or other governmental charges to replace lost or stolen certificates or resulting from transfer of units;

•	special charges for services requested by a unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal.  The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment.

Transfer of Units

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when our general partner consents, which consent may be given or withheld in our general partner’s sole discretion, and when such admission is reflected in our books and records. Each transferee must complete and deliver a transfer application to request admission as a substitute limited partner in which each transferee is deemed to have:

•	requested admission as a substitute limited partner;

•	agreed to comply with, and be bound by, and to have executed, our partnership agreement;

•	represented and warranted that such transferee has the capacity, power and authority to enter into our partnership agreement;

•	made the powers of attorney set forth in our partnership agreement; and

•	gives the consents and made the waivers contained in our partnership agreement.

If consent to the admission of a transferee is withheld, such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, our general partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written discretion of the assignee who is the record holder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner. Transfers of units for which no transfer application is executed will not be recognized by the partnership. Such transferees will not be treated as assignees and have only the right to seek admission as a substitute limited partner by executing a transfer application and subject to the other conditions of our partnership agreement. Transferees who do not execute a transfer application:

•	will not receive cash distributions or federal income tax allocations, unless the units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders; and

•	may not receive some federal income tax information or reports furnished to record holders of units.

Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to seek admission as a substituted limited partner in our partnership for the transferred units.

In the event of the enactment or publication of legislation or Treasury regulations or a ruling by the Internal Revenue Service or the courts that would result in our taxation for federal income tax purposes as a corporation or otherwise subject us to being taxed as an entity for federal income tax purposes, our general partner may impose restrictions on the transfer of partnership interests as may be required to prevent such taxation, provided that any amendments to our partnership agreement made to impose any such restrictions that would result in the delisting or suspension of trading of the partnership interests on any national securities exchange must be approved by the holders of a majority of such class of interests.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General.  Within approximately 50 days after the end of each quarter, we will distribute our available cash to unitholders of record on the applicable record date.

Available Cash.  Available cash is defined in our partnership agreement and generally means, for any quarter, the sum of:

•	all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries; plus

•	any reduction in reserves established in prior quarters;

•	less the sum of:

•	all our cash disbursements during that quarter, including disbursements for taxes of our partnership as an entity, debt service and capital expenditures;

•	any reserves established in that quarter in such amounts as our general partner determines to be necessary or appropriate in its reasonable discretion to provide for the proper conduct of our business or to provide funds for distributions with respect to any of the next four calendar quarters; and

•	any other reserves established in that quarter in such amounts as our general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any of our debt instruments or other obligations.

Cash from Operations and Cash from Interim Capital Transactions

General.  All cash distributed to unitholders will be characterized as either “cash from operations” or “cash from interim capital transactions.” Our partnership agreement requires that we distribute available cash from operations differently than available cash from interim capital transactions.

Cash From Operations.  Cash from operations generally consists of, on a cumulative basis:

•	$20 million; plus

•	all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any interim capital transactions, less the sum of:

•	all our cash operating expenditures during that period including, without limitation, taxes imposed on us;

•	all cash debt service payments of ours or our subsidiaries during that period, other than payments or prepayments of principal and premium:

•	required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets; or

•	made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal will be deemed, at the discretion of our general partner, to be refunded or refinanced by indebtedness incurred by us or a subsidiary if the debt was incurred 180 days before or after such payment or prepayment to the extent of the principal amount so incurred;

•	all our cash capital expenditures during that period other than:

•	cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures; and

•	cash expenditures made in payment of transaction expenses relating to interim capital transactions;

•	an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund; and

•	any reserves that our general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash operating expenditures, debt service payments and other cash capital expenditures described above or to provide funds for distributions with respect to any one or more of the next four calendar quarters.

Cash from Interim Capital Transactions.  Cash from interim capital transactions consists of all cash distributed other than cash from operations. We will ordinarily generate cash from interim capital transactions from:

•	borrowings and sales of debt securities other than for working capital purposes and for items purchased on open account in the ordinary course of business;

•	sales of our equity securities; and

•	sales or other dispositions of our assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions.  We will treat all available cash distributed as cash from operations until the sum of all available cash distributed since we began operations equals the cash from operations that we generated since we commenced operations through the end of the prior calendar quarter. We will treat any amount distributed in excess of cash from operations, regardless of its source, as cash from interim capital transactions, subject to the limitations described below under the caption “— Distributions of Available Cash From Interim Capital Transactions.” As reflected above, cash from operations includes $20.0 million. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that enables us, if we choose, to distribute as cash from operations up to this amount of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities, and borrowings, that would otherwise be distributed as cash from interim capital transactions. We do not anticipate that we will make any distributions of cash from interim capital transactions.

Distributions of Available Cash from Cash from Operations

We make distributions of available cash from cash from operations with respect to any quarter in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives distributions of $0.275 per unit for that quarter (the “minimum quarterly distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to our general partner, until each unitholder receives distributions of $0.325 per unit for that quarter (the “first target distribution”);

•	thereafter, 75% to all unitholders, pro rata, and 25% to our general partner.

Distributions of Available Cash from Interim Capital Transactions

Our partnership agreement requires that we make distributions of available cash from interim capital transactions, if any, in the following manner:

•	first, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each hypothetical unit that was issued in our initial public offering an amount of available cash from interim capital transactions equal to the initial public offering price of $10.00 (which gives effect to the two-for-one split of our units in 1998);

•	thereafter, we will make all distributions of available cash from interim capital transactions as if they were cash from operations.

Effect of a Distribution of Cash from Interim Capital Transactions.  Our partnership agreement treats a distribution of cash from interim capital transactions as the repayment of the initial unit price from our initial public offering, which is a return of capital. The initial public offering price less any distributions of cash from interim capital transactions made in respect of a hypothetical unit that was issued in our initial public offering and distributions in connection with our liquidation is referred to as “unrecovered capital.” Each time a distribution of cash from interim capital transactions is made, the minimum quarterly distribution and first target distribution will be reduced in the same proportion as the corresponding reduction in unrecovered capital.

Once we distribute cash from interim capital transactions on a hypothetical unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the first target distribution will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from cash from operations, with 75% being paid to the holders of units and 25% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and first target distribution to reflect a distribution of cash from interim capital transactions, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the first target distribution; and

•	unrecovered capital.

For example, the two-for-one split of our units in 1998 resulted in reductions of the minimum quarterly distribution, first target distribution and unrecovered capital by 50% of their initial levels. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the first target distribution for each quarter may, in the discretion of our general partner, be reduced by multiplying each distribution level by a fraction:

•	the numerator of which is available cash for that quarter; and

•	the denominator of which is the sum of our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation (or any smaller amount determined in the discretion of our general partner) plus available cash for that quarter.

To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may, in the discretion of our general partner, be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General.  If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain.  The manner of the adjustment for gain is set forth in our partnership agreement. We will allocate any net gain to our partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the unitholders, pro rata, and 2% to our general partner, until the capital account for each unit is equal to the unrecovered capital in respect of such unit;

•	third, 85% to all unitholders, pro rata, and 15% to our general partner, until the capital amount for each unit is equal to the sum of (A) the unrecovered capital in respect of such unit and (B) (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution for each quarter of our existence less (2) the cumulative amount per unit of any distributions of available cash from operations in excess of the minimum quarterly distribution that we distributed 85% to the unitholders, pro rata, and 15% to our general partner for each quarter of our existence; and

•	thereafter, 75% to all unitholders, pro rata, and 25% to our general partner.

Manner of Adjustments for Losses.  We will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to all partners in proportion to the positive balances in their capital accounts until the capital accounts of all partners have been reduced to zero; and

•	thereafter, 100% to our general partner.

Adjustments to Capital Accounts.  Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation.

OUR PARTNERSHIP AGREEMENT

The following is a summary of certain provisions of our partnership agreement. We summarize other provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy”;

•	with regard to the transfer of units, please read “Description of the Units — Transfer of Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

These descriptions are only intended to provide an overview, and you should refer to our partnership agreement, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part, for more information regarding our obligations, your rights and other provisions that may be important to you.

Organization and Duration

We are a Delaware limited partnership formed in March 1990 and shall continue in existence until close of partnership business on December 31, 2084 or earlier if terminated in accordance with our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to any business activities that lawfully may be conducted by a limited partnership organized under Delaware law.

Status as Limited Partner or Assignee; Power of Attorney

An assignee of a unit, after executing and delivering a transfer application and certification, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Transferees that do not execute and deliver a transfer application and certification will be treated neither as assignees nor as record holders of units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of units.

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for some amendments of, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described under “— Limited Liability” below.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. A majority of the outstanding units is referred to as a “Unit Majority.”

Provision of Partnership Agreement	Minimum Vote Required Under Our
Requiring Unitholder Approval	Partnership Agreement

Issuance of additional units	No approval right

Amendment of our partnership agreement	Certain amendments may be made by the general partner without the approval of unitholders. Other amendments generally require the approval of a Unit Majority. Please read “— Amendment of our Partnership Agreement” for additional information.

Amendment to our partnership agreement that would have a material adverse effect on the holders of any class of outstanding units	66 2/3% of the outstanding units of such class. Please read “— Amendment of our Partnership Agreement” for additional information.

Approval of a merger or consolidation	Unit Majority. Please read “— Merger, Sale or Other Disposition of Assets” for additional information.

Transfer of our general partner’s partnership interest	Majority of the outstanding units, excluding units held by our General Partner and its affiliates. Please read “— Transfer of General Partner Interest” for additional information.

Removal of our general partner	66 2/3% of the outstanding units. Please read “— Withdrawal or Removal of our General Partner “for additional information.

Election of a successor general partner	Unit Majority. Please read “— Withdrawal or Removal of our General Partner” for additional information.

Continuation of the business following an event of withdrawal of our general partner	Unit Majority. Please read “— Withdrawal or Removal of our General Partner” for additional information.

Approval of our general partner’s election to dissolve our partnership	66 2/3% of the outstanding units. Please read “— Termination and Dissolution” for additional information.

Selection and removal of a liquidator upon dissolution	Unit Majority. Please read “— Termination and Dissolution” for additional information.

Partnership may be converted into and reconstituted as a trust or any other type of legal entity	Unit Majority

Action by our general partner, or refusal to take any reasonable action, the effect of which, if taken or not taken, as the case may be, would be to cause us or any of the Operating Partnerships to be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes	Unit Majority

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or Delaware Act, and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets. But if it were determined that the right, or exercise of the right, by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement, constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our interests in the operating partnerships or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional units and other partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any unitholders. The holders of units do not have preemptive rights to acquire additional units or other partnership securities. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities that may effectively rank senior to our units.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of units or other equity securities may dilute the value of the interests of the then-existing holders of units in our net assets.

Upon issuance of additional partnership securities, our general partner maintains its 2% general partner interest in us without having to make additional capital contributions.

Amendment of Our Partnership Agreement

General.  Amendments to our partnership agreement may be proposed solely by our general partner. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a Unit Majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner or, without its consent, which may be given or withheld in its sole discretion, of our general partner;

•	modify the compensation payable by us or any subsidiary to our general partner or any of its affiliates;

•	change the term of our partnership or the provision pertaining to dissolution upon expiration of our term;

•	change the provision pertaining to dissolution of our partnership upon an election by our general partner that is approved by at least 66 2/3% of outstanding units;

•	restrict in any way any action by or right of our general partner as set forth in our partnership agreement;

•	give any person the right to dissolve our partnership other than our general partner’s right to dissolve our partnership with the approval of at least 66 2/3% of outstanding units; or

•	modify certain provisions regarding use of the name “TEPPCO” and other names.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of not less than 95% of the outstanding units (including units owned by the general partner and its affiliates).

No Unitholder Approval.  Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines in its sole discretion to be reasonable and necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of our general partner to ensure that we will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	subject to the terms of our partnership agreement with respect to the issuance of additional partnership securities, an amendment that our general partner determines in its sole discretion to be necessary or appropriate in connection with authorization for issuance of any class or series of units;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement; or

•	any other amendments similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines that those amendments:

•	in the sole discretion of our general partner, do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which our general partner determines in its sole discretion to be in the best interests of us and our limited partners; or

•	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.  Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners and will not cause us or any operating partnership to be treated as an entity for federal income tax purposes in connection with any of the amendments described under “— No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 95% of the outstanding units unless we first obtain an opinion of counsel to the effect that (i) such amendment will not cause us or any of the operating partnerships to be taxable as a corporation or otherwise treated as an entity for federal income tax purposes and (ii) the amendment will not affect the limited liability under applicable law of any of our limited partners or of limited partners of the operating partnerships.

In addition to the above restrictions, any amendment that would have a material adverse effect on holders of any class of outstanding units will require approval by holders of not less than 66 2/3% of the units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of holders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger or consolidation of us requires the prior consent of our general partner. If our general partner approves an agreement providing for such a merger or consolidation, it shall direct that the merger agreement be submitted to a vote of the limited partners. The merger agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a Unit Majority, unless it contains any provision which, if contained in an amendment to our partnership agreement, the provisions of our partnership agreement or the Delaware Act would require the vote or consent of a greater percentage of the units or of any class of units, in which case such greater percentage vote or consent shall be required for approval of the merger agreement.

In addition, our general partner generally may not sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on our behalf the sale, exchange or other disposition of all or substantially all of our assets or the assets of our operating partnerships, without the approval of at least a Unit Majority; provided, however, that this provision does not preclude or limit our general partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets or the assets of any subsidiary and does not apply to any forced sale of any or all of our assets or the assets of any subsidiary pursuant to the foreclosure of, or other realization upon, any such encumbrance.

In the event of the enactment or publication of legislation or Treasury regulations or a ruling by the Internal Revenue Service or the courts that would result in our taxation for federal income tax purposes as a corporation or otherwise subject us to being taxed as an entity for federal income tax purposes, upon the recommendation of our general partner and the approval of a Unit Majority, we may be converted into and reconstituted as a trust or any other type of legal entity in the manner and on other terms so recommended and approved. No such transaction may take place unless we receive an opinion of counsel to the effect that the liability of our limited partners for the debts and obligations of the new entity will not, unless such limited partners take part in the control of the business of the new entity, exceed that which otherwise had been applicable to such limited partners as limited partners of the partnership under the Delaware Act.

The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve, and our affairs wound up, upon:

•	the expiration of our term as provided in our partnership agreement;

•	withdrawal or removal of our general partner pursuant to our partnership agreement, unless a successor is named as provided in our partnership agreement and the continuation of the business of the partnership is approved by at least a Unit Majority (please read “— Withdrawal or Removal of our General Partner” for additional information);

•	an election to dissolve the partnership by our general partner that is approved by at least 66 2/3% of the outstanding units;

•	entry of a decree of judicial dissolution of the partnership pursuant to the provisions of the Delaware Act; or

•	the sale of all or substantially all of the assets and properties of the partnership and its subsidiaries, taken as a whole.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that are necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

•	the payment to our creditors, including, without limitation, partners who are creditors, in order of priority provided by law; and the creation of a reserve of cash or other assets for contingent liabilities;

•	to all partners in accordance with the positive balances in their respective capital accounts as provided in “Cash Distribution Policy — Distributions of Cash Upon Liquidation.”

Subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days written notice, and that withdrawal will not constitute a violation of our partnership agreement. Our partnership agreement also allows our general partner in some instances to transfer all of its general partner interest in us without the approval of unitholders. See “— Transfer of General Partner Interest.”

Upon withdrawal of our general partner, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a Unit Majority may elect a successor general partner. If a successor is not elected, or we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved. Please read “— Termination and Dissolution.”

Our general partner may be removed if such removal is approved by at least 66 2/3% of the outstanding units, including units held by our general partner and its affiliates, and such action for removal also provides for the election of a successor general partner by a Unit Majority. This right of removal may not be exercised unless we receive an opinion of counsel regarding limited liability and tax matters.

In the event of (a) withdrawal of our general partner under circumstances where such withdrawal does not violate our partnership agreement or (b) removal of our general partner by the limited partners under circumstances where cause does not exist, the departing partner shall, at its option, promptly receive from its successor in exchange for its general partner interest an amount in cash equal to the fair market value of such general partner interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such partnership interest at the effective date of departure, within 10 days after the fair market value is determined pursuant to our partnership agreement. If our general partner is removed by the limited partners under circumstances where cause exists or if our general partner withdraws under circumstances where such withdrawal violates our partnership agreement or the partnership agreements of the operating partnerships, its successor shall have the option described in the immediately preceding sentence, and the departing partner shall not have such option. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days after the effective date of the departure of the departing general partner, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert within 45 days after the effective date or departure, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner shall become a limited partner and its general partner interest will be converted into units pursuant to a valuation made by an investment banking firm or other independent expert. Any successor general partner shall indemnify the departing partner as to all debts and liabilities of the partnership arising on or after the date on which the departing partner becomes a limited partner.

In addition, the departing general partner is entitled to receive all reimbursements due such departing partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit or the benefit of any of our subsidiaries.

Transfer of General Partner Interest

Our general partner may transfer all, but not less than all, of its general partner interest to a single transferee if, but only if:

•	such transfer has been approved by the holders of a majority of the outstanding units (excluding units held by our general partner and its affiliates);

•	the transferee agrees to assume the rights and duties of our general partner and be bound by the provisions of our partnership agreement; and

•	we receive an opinion of counsel as to limited liability and tax matters.

However, our general partner may, without unitholder approval, transfer all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner; or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, if:

•	the transferee agrees to assume the rights and duties of our general partner and be bound by the provisions of our partnership agreement, and

•	we receive an opinion of counsel as to limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in our General Partner

Our partnership agreement does not prohibit or require unitholder approval for any transfer by the owner or owners of our general partner of all or part of their ownership interests in our general partner.

Limited Call Right

If at any time less than 15% of our issued and outstanding limited partner interests are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign to any of its affiliates or to us and exercisable in its sole discretion, to purchase all, but not less than all, of the outstanding limited partner interests that are held by non-affiliated persons as of a record date to be selected by our general partner on at least 10, but not more than 60, days’ notice. The purchase price in the event of a purchase under these provisions is the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

As a result of our general partner’s right to purchase outstanding partnership securities, a holder of partnership securities may have his partnership securities purchased at an undesirable time or price.

Meetings; Voting

Record holders of units on the applicable record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the assignee. Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the units necessary to authorize or take that action at a meeting at which all limited partners were present and voting. Meetings of the limited partners may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class for which a meeting has been called represented in person or by proxy will constitute a quorum.

With respect to units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such units on any matter, and unless the arrangement between such persons provides otherwise, vote such units in favor of, and at the direction of, the person who is the beneficial owner, and we are entitled to assume it is so acting without further inquiry.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, provide for the cancellation or forfeiture of any property in which we have an interest based on the nationality, citizenship or other status of any limited partner or assignee, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require any limited partner to furnish an executed citizenship certification or other information about his nationality, citizenship or status. If a limited partner fails to comply within 30 days after a request for the citizenship certification or other information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions, except that non-citizen assignees are entitled only to receive the cash equivalent of liquidating distributions in kind. Non citizen assignees do not have the right to direct the voting of their units.

Indemnification

Under our partnership agreement, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, partner or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, partner or trustee of another person, including the general partner of the operating partnerships, at the request of our general partner or any departing general partner or their affiliate (provided no person shall be indemnified pursuant to this clause by reason of providing trustee, fiduciary or custodial services on a fee-for-services basis); and

•	any person designated by our general partner;

unless there has been a final non-appealable judgment entered by a court of competent jurisdiction determining that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was criminal. Our partnership agreement expressly states that the indemnity provisions are intended to apply even if such provisions have the effect of exculpating the indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct. Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification.

We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Subject to any applicable limitations contained in the amended and restated administrative services agreement to which we, our general partner and certain of its affiliates are parties, our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include amounts paid to persons, including EPCO and its affiliates under the amended and restated administrative services agreement, who perform services for us or on our behalf and that portion of our general partner or its affiliates’ expenses necessary or appropriate to the conduct of our business and allocable to us, including expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in any reasonable manner in its sole discretion the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books are to be maintained for financial reporting purposes on an accrual basis. The fiscal year of the partnership is the calendar year.

We will mail or make available to record holders of units, within 120 days after the close of each partnership year, an annual report containing financial statements audited by our independent public accountants. Except for our fourth quarter, we will also mail or make available a report containing unaudited financial statements of the partnership no later than 90 days after the close of each quarter.

Our general partner shall use reasonable efforts to furnish each unitholder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each taxable year of the partnership. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	information regarding the status of our business and financial condition;

•	a copy of our tax returns;

•	a current list of the name and last known address of each partner;

•	copies of our partnership agreement, our certificate of limited partnership and all amendments thereto;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information, the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Our partnership agreement provides for certain registration rights of our general partner and its affiliates. Our general partner and its affiliates and their transferees have the right to cause us to register under the Securities Act of 1933 and state securities laws the offer and sale of any units or other partnership securities that they hold, if certain exceptions under the securities laws are not available to them. We will not be required to effect more than three registrations pursuant to these registration rights. Our Audit, Conflicts and Governance Committee will have the right to postpone any such registration for up to six months if it determines that the requested registration would be materially detrimental to us because it would materially interfere with a significant acquisition, reorganization or other similar transaction, require premature disclosure of material information or render us unable to comply with requirements under applicable securities laws. Additionally, if we propose to file a registration statement for an offering of equity securities of the partnership for cash (other than relating solely to an employee benefit plan), our partnership agreement requires us to use all reasonable efforts to include such number or amount of securities held by our general partner and its affiliates in such registration statement as they may request. Our general partner and any of its affiliates will continue to have these registration rights for two years following withdrawal or removal of our general partner. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Baker Botts L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to TEPPCO Partners, L.P. References to our principal operating subsidiaries are to TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and TEPPCO Marine Services, LLC.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Baker Botts L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Baker Botts L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales;” (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Units — Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

In order to be taxed as partnerships for federal income tax purposes, we and our principal operating subsidiaries must be classified as partnerships under Treasury regulations issued pursuant to Section 7701 of the Internal Revenue Code and must not be reclassified as corporations pursuant to Section 7704 of the Internal Revenue Code.

The Treasury regulations under Section 7701 of the Internal Revenue Code that govern the classification of entities such as us and our principal operating subsidiaries as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised regulations, known as “check the box” regulations, entities organized as limited partnerships under the domestic partnership statutes are generally treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and who claimed partnership classification under the Treasury regulations in effect prior to 1997 are classified as partnerships for federal income tax purposes under the “check the box” regulations after 1996 unless they elect to be treated as corporations.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to herein as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that approximately 7% of our gross income for 2007 was not qualifying income. Please read “Material Tax Consequences — Current Qualifying Income Estimate” in the accompanying prospectus supplement for our estimate of the current percentage of our gross income that is not qualifying income. Based upon and subject to these estimates, the factual representations made by us and our general partner and a review of the applicable legal authorities, Baker Botts L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our classification as a partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Baker Botts L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our principal operating subsidiaries will be classified as partnerships for federal income tax purposes.

In rendering its opinion, Baker Botts L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Baker Botts L.L.P. has relied are:

a. We and each of our principal operating subsidiaries that was in existence prior to 1997 have at all times been organized as limited partnerships or limited liability companies under domestic law and have each filed all federal tax returns claiming partnership classification or disregarded entity classification for federal income tax purposes;

b. Neither we nor any of our principal operating subsidiaries has elected or will elect under the “check the box” regulations to be treated as a corporation; and

c. For each taxable year, more than 90% of our gross income will be income that Baker Botts L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net earnings would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his units, or taxable gain, after the unitholder’s tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flows and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Baker Botts L.L.P.’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of TEPPCO Partners, L.P. will be treated as partners of TEPPCO Partners, L.P. for federal income tax purposes. Also:

a. assignees who are awaiting admission as limited partners, and

b. unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of TEPPCO Partners, L.P. for federal income tax purposes.

A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax status as partners in TEPPCO Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income.  We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution.

Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.”

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his units generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “— Disposition of Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units.  A unitholder’s initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  The allocation of our items of income, gain, loss and deduction among our partners under our partnership agreement depends upon a number of factors, including the extent of our net income and net losses in prior years. Our items of income, gain, loss and deduction generally will be allocated as follows:

•	if we have a net loss for the taxable year, 2% to our general partner and 98% to our unitholders, and

•	if we have net income for the taxable year

•	first, to the extent the net income for the year does not exceed our cumulative net losses from all prior years, between our general partner and the unitholders in proportion to their prior allocations of net loss, beginning with 1990, our initial taxable year, and

•	second, among the partners in proportion to the distributions they receive with respect to the current year.

Under these rules, we anticipate that any net income we earn or net loss we suffer will be allocated 2% to our general partner and 98% to unitholders for the year in which any offering is made pursuant to this prospectus.

For tax purposes, we generally are required to adjust the book basis of all assets held by us and our subsidiary partnerships to their fair market values each time we issue additional units. In this discussion, we use the term “book” as that term is used in Treasury regulations relating to partnership allocations for tax purposes. The “book” basis of our property for this purpose may not be the same as the book value of our property for financial reporting purposes. We are further required to reduce this adjusted book basis for each asset by depreciation or amortization deductions determined under applicable Treasury regulations and our partnership agreement. Section 704(c) principles set forth in Treasury regulations and our partnership agreement require that subsequent allocations of tax depreciation, gain, loss and similar items with respect to the asset take into account, among other things, differences among depreciation and amortization deductions calculated with respect to the adjusted book basis of the asset, the adjusted book bases of the asset determined upon each prior issuance of our units and the tax basis of the asset. If the book basis of an asset is increased in connection with an offering of our units, Section 704(c) principles generally will require that tax depreciation deductions with respect to each such asset be allocated disproportionately to purchasers of units in the offering and away from our general partner and our other unitholders; and, because we will use the “remedial allocation method” of applying Section 704(c) principles, to the extent these disproportionate allocations do not produce a result to purchasers of units in the offering that are similar to that which would be the case if the asset had a tax basis “stepped up” to the adjusted book basis determined for the asset as of the date the offering closes, purchasers of units in the offering will be allocated the additional tax deductions needed to produce that result and our general partner and our other unitholders will be allocated a corresponding amount of income.

In some cases, “special” allocations of our income may be made to one or more unitholders or groups of unitholders. For example, our general partner has the power to make special allocations of income to preserve the uniformity of our units. Please read “— Uniformity of Units.”

In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by unitholders that did not receive the benefit of such deduction. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required under Section 704(c) principles, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interests of all the partners in cash flows; and

•	the rights of all the partners to distributions of capital upon liquidation.

Baker Botts L.L.P. is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Units — Allocations Between Transferors and Transferees” and immediately below, allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and all of these distributions would appear to be ordinary income.

Baker Botts L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general, the highest United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition. This rate is scheduled to remain at 15.0% through December 31, 2010 and then increase to 20% beginning January 1, 2011.

Section 754 Election.  We and our operating subsidiaries have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

The timing of deductions attributable to Section 743(b) adjustments to our common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Section 704(c)-type gain or loss with respect to an asset and certain elections we make as to the manner in which we will apply Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “— Allocation of Income, Gain, Loss and Deduction.” The timing of these deductions may affect the uniformity of our units. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Taxable Year and Accounting Method.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different from our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner and the holders of units immediately prior to such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Part or all of the goodwill, going concern value and other intangible assets held by us may not produce any amortization deductions, because of the application of the “anti-churning” restrictions of Section 197. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations as there is no controlling authority on this issue. Accordingly, Baker Botts L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a daily basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Transfer Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A unitholder who acquires units generally is required to notify us in writing of that acquisition within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. Please read “— Tax Treatment of Operations — Taxable Year and Accounting Method.” We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Any non-uniformity could have a negative impact on the value of the units.

The timing of deductions attributable to Section 743(b) adjustments to the common basis of our assets with respect to persons purchasing units after an offering may affect the uniformity of our units. Please read “— Tax Consequences of Unit Ownership — Section 754 election.” For example, it is possible that we own, or will acquire, certain depreciable assets that are not subject to the typical rules governing depreciation (under Section 168 of the Internal Revenue Code) or amortization (under Section 197 of the Internal Revenue Code) of assets. This could cause the timing of a purchaser’s deductions to differ, depending on when the unit he purchased was originally issued, or whether the unit was originally issued to our general partner and its affiliates.

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Our counsel, Baker Botts L.L.P., is unable to opine as to the validity of such filing positions. A unitholder’s basis in units is reduced by his or her share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his or her units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

In addition, our partnership agreement permits our general partner to make special allocations of income or deductions to one or more unitholders or groups of unitholders to preserve the uniformity of our units. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.” Our general partner may be required to make special allocations of income or deduction to holders of units issued in an offering pursuant to this prospectus, or to one or more other groups of unitholders from time to time, in order to maintain the uniformity of our units. A failure of our general partner to make any special allocations required to maintain the uniformity of our units could have a negative impact on the value of the units.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Nonresident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net earnings or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Baker Botts L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Texas Eastern Products Pipeline Company, LLC, as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file IRS Form 8082 with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

a. the name, address and taxpayer identification number of the beneficial owner and the nominee;

b. whether the beneficial owner is:

1. a person that is not a United States person;

2. a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing;

3. a tax-exempt entity;

c. the amount and description of units held, acquired or transferred for the beneficial owner; and

d. specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

1. for which there is, or was, “substantial authority”; or

2. as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

More stringent rules apply to “tax shelters,” as that term is defined for purposes of the penalty provisions, but we believe we are not a tax shelter under that definition. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any taxable year, or $4 million in any combination of taxable years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in Alabama, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Tennessee, Texas, Utah, West Virginia and Wyoming. Each of these states, other than South Dakota, Texas and Wyoming currently imposes a personal income tax and many impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from such jurisdictions falls below the filing and payment requirements, you will be required to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with such requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Baker Botts L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth, if necessary, in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN LIMITED PARTNERSHIP UNITS BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in our units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

Direct Sales and Sales Through Agents

We may sell the securities directly, including to affiliates. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will solicit purchases on a best efforts basis for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Securities Exchange Act of 1934 (Commission File No. 1-10403). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our filings are also available to the public at the SEC’s website at www.sec.gov and at our website at www.teppco.com. The information on our website and any other website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. You may also request a copy of our filings by contacting our Investor Relations Department at (800) 659-0059 or write to us at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations.

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (File No. 1-10403) and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information that is furnished and not deemed filed under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2007 filed February 28, 2008;

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed May 8, 2008, and for the quarter ended June 30, 2008, filed August 8, 2008;

•	our Current Reports on Form 8-K filed on January 3, 2008, January 22, 2008, January 24, 2008, February 7, 2008, February 28, 2008, March 6, 2008, March 27, 2008, May 9, 2008, July 21, 2008, August 8, 2008, August 20, 2008 and September 3, 2008; and

•	The description of our limited partner units contained in our Form 8-A/A, filed on March 30, 2007, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to our Investor Relations Department at Tel: (800) 659-0059 or Fax: 713-381-8225 or write to us at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations.

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute “forward-looking statements.” All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words “proposed,” “anticipate,” “potential,” “may,” “will,” “could,” “should,” “expect,” “estimate,” “believe,” “intend,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included or incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, anticipated outcome of various regulatory proceedings, plans, references to future success or events, anticipated market or industry developments, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline or energy transportation companies, changes in laws or regulations and other factors, many of which are beyond our control. For example, the demand for refined products is dependent upon the price, prevailing economic conditions and demographic changes in the markets served, trucking and railroad freight, agricultural usage and military usage; the demand for propane is sensitive to the weather and prevailing economic conditions; the demand for petrochemicals is dependent upon prices for products produced from petrochemicals; the demand for crude oil and petroleum products is dependent upon the price of crude oil and the products produced from the refining of crude oil; and the demand for natural gas is dependent upon the price of natural gas and the locations in which natural gas is drilled. Further, the success of our new marine transportation business is dependent upon, among other things, our ability to effectively assimilate and provide for the operation of that business and maintain key personnel and customer relationships. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems and the cost and ability of complying with government regulations of the marine transportation industry. Consequently, all of the forward-looking statements made or incorporated by reference in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide additional cautionary discussion of risks and uncertainties under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report, on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and other periodic reports filed with the SEC.

The forward-looking statements contained or incorporated by reference herein speak only as of the date hereof or in the case of any such statement in a document incorporated by reference, the date of such document. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein, in the accompanying prospectus, in our Annual Report on Form 10-K and in our future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Baker Botts L.L.P. Baker Botts L.L.P. will also render an opinion on the material federal income tax considerations regarding the units. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The (1) consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries incorporated in this prospectus by reference from TEPPCO Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of TEPPCO Partners, L.P.’s internal control over financial reporting and (2) the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC incorporated in this prospectus by reference from TEPPCO Partners, L.P.’s Current Report on Form 8-K filed with the SEC on February 28, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The (1) consolidated financial statements of Jonah Gas Gathering Company and subsidiary incorporated in this prospectus by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007 and (2) financial statements of LDH Energy Mont Belvieu L.P. (formerly Mont Belvieu Storage Partners, L.P.) incorporated in this prospectus by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution

The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

Securities and Exchange Commission registration fee*	$	*
Legal fees and expenses		600,000
Accounting fees and expenses		200,000
Transfer agent and trustee fees and expenses		200,000
Printing and engraving expenses		200,000
Rating agency fees		840,000
Miscellaneous		460,000
Total		$2,500,000

*	Applicable SEC registration fees have been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933 and are not estimable at this time.

ITEM 15.	Indemnification of Directors and Officers

TEPPCO Partners, L.P.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to any standards or restrictions that may be set forth in its partnership agreement. Section 6.7(a) of the Fourth Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of TEPPCO Partners, L.P. (the “Partnership”) provides that, to the fullest extent permitted by law, (a) Texas Eastern Products Pipeline Company, LLC (and its successors as general partner, the “General Partner”), any former general partner (a “Departing Partner”), any person who is or was an affiliate of the General Partner or any Departing Partner, (b) any person who is or was an officer, director, partner or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, (c) any person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner or any affiliate of any Departing Partner as a director, officer, partner or trustee of another person, including TEPPCO GP, Inc., provided that any such person was not providing, on a fee-for-service basis, trustee, fiduciary, or custodial services, or (d) any person the General Partner designates (collectively, “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to Section 6.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, and the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction to which the indemnification applies if the transaction was otherwise permitted by the Partnership Agreement.

Section 6.7(b) of the Partnership Agreement also states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by the Partnership Agreement.

Section 6.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners, the assignees or any other persons who have acquired interests in the limited partner units or other securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. Further, Section 6.8(b) of the Partnership Agreement provides that the General Partner may exercise any of the powers granted to it by the Partnership Agreement and perform any of the duties imposed upon it under the Partnership Agreement either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith. The indemnification provisions in the Partnership Agreement are intended to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct.

Additionally, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever, subject to any standards or restrictions that may be set forth in its limited liability company agreement. Section 6.06(a) of the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended (the “General Partner Agreement”), provides that, to the fullest extent permitted by law, (a) a present or former member of the Board of Directors or any committee thereof, (b) a present or former member, (c) a present or former officer, or (d) a person serving at the request of the General Partner in another entity in a similar capacity as that referred to in the immediately preceding clauses (a) or (c) (collectively, “GP Indemnitees”), shall be indemnified and held harmless by the General Partner from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any GP Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a GP Indemnitee; provided, that the GP Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the GP Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the GP Indemnitee’s conduct was unlawful. Any indemnification pursuant to Section 6.06 shall be made only out of the assets of the General Partner.

Section 6.06(b) of the General Partner Agreement also provides that to the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by a GP Indemnitee who is indemnified pursuant to Section 6.06(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the General Partner prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the General Partner of an undertaking by or on behalf of the GP Indemnitee to repay such amount if it shall be determined that the GP Indemnitee is not entitled to be indemnified as authorized by the General Partner Agreement.

Section 6.07(a) of the General Partner Agreement provides that no GP Indemnitee shall be liable for monetary damages to the General Partner, the members or any other person for losses sustained or liabilities incurred as a result of any act or omission of a GP Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the GP Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the GP Indemnitee’s conduct was criminal. Further, Section 6.07(b) of the General Partner Agreement provides that the Board of Directors and any committee thereof may exercise any of the powers granted to it by the General Partner Agreement and perform any of the duties imposed upon it under the General Partner Agreement either directly or by or through its agents, and neither the Board of Directors nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors or any committee thereof in good faith. The provisions of the indemnification provided in the General Partner Agreement are intended to apply even if such provisions have the effect of exculpating the Indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct.

The Partnership is authorized to purchase (or to reimburse its general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the preceding paragraph in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described in the first paragraph above. The General Partner has obtained insurance through its affiliate, EPCO, Inc., the cost of which is reimbursed by the Partnership, covering the General Partner’s officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the General Partner or any of its direct or indirect subsidiaries.

TE Products Pipeline Company, LLC, TEPPCO Midstream Companies, LLC and TCTM, L.P.

Each of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC is a Texas limited liability company. Section 101.142 of the Texas Business Organizations Code provides that, subject to such standards and restrictions, if any, as set forth in the company agreement, a Texas limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever.

TCTM, L.P. is a Delaware limited partnership. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to any standards or restrictions that may be set forth in its partnership agreement.

Section 10.1(a) of the company agreement of each of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC and of the Second Amended and Restated Agreement of Limited Partnership of TCTM, L.P. (each a “Subsidiary Agreement”) provides that to the fullest extent permitted by the law but subject to the limitations expressly provided for in each Subsidiary Agreement, the manager or member, or the general partner or limited partner, as the case may be, and any person who is or was an officer or director of the manager or general partner (each a “Subsidiary Indemnitee”) shall be indemnified and held harmless by the respective subsidiary registrant from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Subsidiary Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Subsidiary Indemnitee; provided, that the Subsidiary Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Subsidiary Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Subsidiary Indemnitee’s conduct was unlawful. Any indemnification pursuant to such company or partnership agreement must be made out of the assets of the company or partnership. Any indemnification pursuant to Section 10.1 of each Subsidiary Agreement shall be made only out of the assets of the respective subsidiary registrant, and the members or the general partner, as the case may be, shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the respective subsidiary registrant to enable it to effectuate such indemnification. A Subsidiary Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction to which the indemnification applies if the transaction was otherwise permitted by each Subsidiary Agreement.

Additionally, Section 10.1(b) of each Subsidiary Agreement also states that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by any Subsidiary Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the partnership or company, as the case may be, prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the partnership or company of an undertaking by or on behalf of the Subsidiary Indemnitee to repay such amount if it shall be determined that the Subsidiary Indemnitee is not entitled to be indemnified as authorized by the Subsidiary Agreement.

Section 10.2(a) of each Subsidiary Agreement provides that no Subsidiary Indemnitee shall be liable for monetary damages to the company or any member or the partnership or any partner, as the case may be, for losses sustained or liabilities incurred as a result of any act or omission of a Subsidiary Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Subsidiary Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Subsidiary Indemnitee’s conduct was criminal. Further, Section 10.2(b) of each Subsidiary Agreement provides that the manager or general partner, as the case may be, may exercise any of the powers granted to it by each respective Subsidiary Agreement and perform any of the duties imposed upon it under such Subsidiary Agreement either directly or by or through its agents, and the manager or general partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the manager or general partner in good faith. The indemnification provisions in each Subsidiary Agreement are intended to apply even if such provisions have the effect of exculpating the Subsidiary Indemnitee from legal responsibility for the consequences of such person’s negligence, fault or other conduct.

Section 10.1(d) of each Subsidiary Agreement authorizes the partnership or company, as the case may be, to purchase (or to reimburse its general partner or manager, as the case may be, for the cost of) insurance on behalf of the general partner or manager and such other persons as the board of managers or directors shall determine against liabilities asserted against and expenses incurred by such persons in connection with the partnership or company’s activities, whether or not such partnership or company would have the power to indemnify such persons against such liabilities under the provisions of the applicable Subsidiary Agreement.

TEPPCO GP, Inc., the sole managing member of each of TE Products Pipeline Company, LLC, TEPPCO Midstream Companies, LLC and the sole general partner of TCTM, L.P., is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Section 6.1(a) of the bylaws of TEPPCO GP, Inc. provides that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by the DGCL.

Article Ninth of the Certificate of Incorporation of TEPPCO GP, Inc. provides that no director of TEPPCO GP, Inc. shall be held liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived improper personal benefit.

TEPPCO NGL Pipelines, LLC

TEPPCO NGL Pipelines, LLC, a Delaware limited liability company, is the sole general partner of Val Verde Gas Gathering Company, L.P. Section 14(a) of the limited liability company agreement of TEPPCO NGL Pipelines, LLC (“TEPPCO NGL Agreement”) provides that, to the fullest extent permitted by law, the board of managers, the member and the officers, directors and employees of the company or the member of an affiliate thereof (“NGL Indemnitee”) shall be indemnified and held harmless by the company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil criminal, administrative or investigative, in which the NGL Indemnitee may be involved, or threatened to be involved as a party or otherwise, by reason of its status as (x) a member of the board of managers, (y) a member of the company or (z) an officer, director or employee of the company or the member of an affiliate thereof, regardless of whether the NGL Indemnitee continues to be a member of the board of managers, a member or an officer, director or employee of the member or an affiliate thereof at the time any such liability or expense is paid or incurred, unless the act or failure to act giving rise to the indemnity was performed or omitted fraudulently or constituted gross negligence or willful misconduct.

Section 14(c) of the TEPPCO NGL Agreement also states that, to the maximum extent permitted by law, expenses (including reasonable attorneys’ fees and disbursements) incurred by any NGL Indemnitee in defending any claim respect to which such NGL Indemnitee may be entitled to indemnification by the company pursuant to the TEPPCO NGL Agreement shall be advanced by the company prior to the final disposition of such claim upon receipt by the company of an undertaking by or on behalf of such NGL Indemnitee to repay such amount unless it is ultimately determined that the NGL Indemnitee is entitled to indemnification by the company.

Section 14(b) of the TEPPCO NGL Agreement authorizes the company to purchase insurance on behalf of the board of managers and such other persons as the board of managers shall determine against liabilities asserted against or expenses incurred by such persons in connection with the company’s activities, whether or not the company would have the power to indemnify such persons against such liabilities under the provisions of the TEPPCO NGL Agreement.

ITEM 16.	Exhibits

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
4.1		Certificate of Limited Partnership of TEPPCO Partners, L.P. (Filed as Exhibit 3.2 to the Registration Statement of TEPPCO Partners, L.P. (Commission File No. 33-32203) and incorporated herein by reference).
4.2		Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated December 8, 2006 (Filed as Exhibit 3 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed on December 13, 2006).
4.3		First Amendment to Fourth Amended and Restated Partnership Agreement of TEPPCO Partners, L.P. dated as of December 27, 2007 (Filed as Exhibit 3.1 to Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed December 28, 2007 and incorporated herein by reference).
4	.4**	Form of certificate representing limited partner units.
4	.5**	Form of Indenture between TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.6		Indenture, dated as of May 14, 2007, by and among TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P., as subsidiary guarantors, and The Bank of New York Trust Company, N.A., as trustee (Filed as Exhibit 99.1 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed on May 15, 2007 and incorporated herein by reference).
4.7		Second Supplemental Indenture, dated as of June 30, 2007, by and among TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. , Val Verde Gas Gathering Company, L.P., TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC, as subsidiary guarantors, and The Bank of New York Trust Company, N.A., as trustee (Filed as Exhibit 4.2 to the Current Report on Form 8-K of TE Products Pipeline Company, LLC (Commission File No. 1-13603) filed on July 6, 2007 and incorporated herein by reference).
5	.1**	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8	.1**	Opinion of Baker Botts L.L.P. relating to tax matters.
12.1		Computation of ratio of earnings to fixed charges for the year ended December 31, 2003 (incorporated by reference to Exhibit 12.1 to Form 10-K (Commission File No. 1-10403) filed February 28, 2008) for TEPPCO Partners, L.P.
12.2		Computation of ratio of earnings to fixed charges for each of the years ended December 31, 2007, 2006, 2005 and 2004 and for the six months ended June 30, 2008 (incorporated by reference to Exhibit 12.1 to Form 10-Q (Commission File No. 1-10403) filed August 8, 2008) for TEPPCO Partners, L.P.
23	.1**	Consent of Deloitte & Touche LLP.
23	.2**	Consent of Deloitte & Touche LLP.
23	.3**	Consent of KPMG LLP.
23	.4**	Consent of Baker Botts L.L.P. (included in Exhibits 5.1 and 8.1).
24	.1**	Powers of Attorney (included on signature page).
25	.1**	Form T-1 Statement of Eligibility of Trustee.

*	TEPPCO Partners, L.P. will file as an exhibit to a Current Report on Form 8-K in connection with a specific offering.

**	Filed herewith.

ITEM 17.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of an undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, an undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(b) TEPPCO Partners, L.P. hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of TEPPCO Partners, L.P.’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of a trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 3, 2008.

TEPPCO PARTNERS, L.P.

By:	Texas Eastern Products Pipeline Company, LLC, its general partner

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and Chief Executive Officer

TE PRODUCTS PIPELINE COMPANY, LLC

By:	TEPPCO GP, Inc., its managing member

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and Chief Executive Officer

TCTM, L.P.

By:	TEPPCO GP, Inc., its general partner

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and Chief Executive Officer

TEPPCO MIDSTREAM COMPANIES, LLC

By:	TEPPCO GP, Inc., its managing member

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and Chief Executive Officer

VAL VERDE GAS GATHERING COMPANY, L.P.

By:	TEPPCO NGL Pipelines, LLC, its general partner

By:	/s/ Jerry E. Thompson
Jerry E. Thompson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry E. Thompson and William G. Manias and each of them his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, appropriate or advisable in connection with any or all of the above-described matters, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 3, 2008.

TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC, as the general partner of TEPPCO PARTNERS, L.P.

Signature	Title

/s/ Jerry E. Thompson Jerry E. Thompson	President and Chief Executive Officer (Principal Executive Officer)

/s/ William G. Manias William G. Manias	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Murray H. Hutchison	Chairman and Director

/s/ Michael B. Bracy Michael B. Bracy	Director

/s/ Donald H. Daigle Donald H. Daigle	Director

/s/ Richard S. Snell Richard S. Snell	Director

TEPPCO GP, INC. , as the managing member of TE PRODUCTS PIPELINE COMPANY, LLC and TEPPCO MIDSTREAM COMPANIES, LLC and as the general partner of TCTM, L.P.

/s/ Jerry E. Thompson Jerry E. Thompson	President and Chief Executive Officer (Principal Executive Officer)

/s/ William G. Manias William G. Manias	Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Patricia A. Totten Patricia A. Totten	Vice President, General Counsel, Secretary and Director

TEPPCO NGL PIPELINES, LLC, as the general partner of VAL VERDE GAS GATHERING COMPANY, L.P.

/s/ Jerry E. Thompson Jerry E. Thompson	President and Chief Executive Officer (Principal Executive Officer)

/s/ William G. Manias William G. Manias	Vice President, Chief Financial Officer and Manager (Principal Financial and Accounting Officer)

/s/ Patricia A. Totten Patricia A. Totten	Vice President, General Counsel, Secretary and Manager

INDEX TO EXHIBITS

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement.
4.1		Certificate of Limited Partnership of TEPPCO Partners, L.P. (Filed as Exhibit 3.2 to the Registration Statement of TEPPCO Partners, L.P. (Commission File No. 33-32203) and incorporated herein by reference).
4.2		Fourth Amended and Restated Agreement of Limited Partnership of TEPPCO Partners, L.P., dated December 8, 2006 (Filed as Exhibit 3 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed on December 13, 2006).
4.3		First Amendment to Fourth Amended and Restated Partnership Agreement of TEPPCO Partners, L.P. dated as of December 27, 2007 (Filed as Exhibit 3.1 to Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed December 28, 2007 and incorporated herein by reference).
4	.4**	Form of certificate representing limited partner units.
4	.5**	Form of Indenture between TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P., and The Bank of New York Mellon Trust Company, N.A., as trustee.
4.6		Indenture, dated as of May 14, 2007, by and among TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Val Verde Gas Gathering Company, L.P., as subsidiary guarantors, and The Bank of New York Trust Company, N.A., as trustee (Filed as Exhibit 99.1 to the Current Report on Form 8-K of TEPPCO Partners, L.P. (Commission File No. 1-10403) filed on May 15, 2007 and incorporated herein by reference).
4.7		Second Supplemental Indenture, dated as of June 30, 2007, by and among TEPPCO Partners, L.P., as issuer, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. , Val Verde Gas Gathering Company, L.P., TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC, as subsidiary guarantors, and The Bank of New York Trust Company, N.A., as trustee (Filed as Exhibit 4.2 to the Current Report on Form 8-K of TE Products Pipeline Company, LLC (Commission File No. 1-13603) filed on July 6, 2007 and incorporated herein by reference).
5	.1**	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.
8	.1**	Opinion of Baker Botts L.L.P. relating to tax matters.
12.1		Computation of ratio of earnings to fixed charges for the year ended December 31, 2003 (incorporated by reference to Exhibit 12.1 to Form 10-K (Commission File No. 1-10403) filed February 28, 2008) for TEPPCO Partners, L.P.
12.2		Computation of ratio of earnings to fixed charges for each of the years ended December 31, 2007, 2006, 2005 and 2004 and for the six months ended June 30, 2008 (incorporated by reference to Exhibit 12.1 to Form 10-Q (Commission File No. 1-10403) filed August 8, 2008) for TEPPCO Partners, L.P.
23	.1**	Consent of Deloitte & Touche LLP.
23	.2**	Consent of Deloitte & Touche LLP.
23	.3**	Consent of KPMG LLP.
23	.4**	Consent of Baker Botts L.L.P. (included in Exhibits 5.1 and 8.1).
24	.1**	Powers of Attorney (included on signature page).
25	.1**	Form T-1 Statement of Eligibility of Trustee.

*	TEPPCO Partners, L.P. will file as an exhibit to a Current Report on Form 8-K in connection with a specific offering.

**	Filed herewith.